Material marked [*] has been omitted pursuant to a request for confidential treatment. This material has been filed with the Commission separately.
USD 4,000,000,000
COMMITTED BUY/SELL BACK FACILITY AGREEMENT
between
EKSPORTFINANS ASA
as Company
and
DANSKE BANK A/S
DnB NOR BANK ASA
NORDEA BANK NORGE ASA
as Banks and Mandated Lead Arrangers
and
DnB NOR BANK ASA
as Agent
DATED 25 June 2008

This Committed Buy/Sell Back Facility Agreement (the “Agreement”) is made as of 25 June 2008 between:
(1)	EKSPORTFINANS ASA of Dronning Mauds gate 15, N-0250 Oslo, Norway,

organisation NO 816 521 432

(the “Company”); and

(2)	DnB NOR BANK ASA of Stranden 21, N-0021 Oslo, Norway,

organisation NO 984 851 006,

(3)	DANSKE BANK A/S of Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark,

CVR No. 61 12 62 28.

(4)	NORDEA BANK NORGE ASA of Middeltunsgate 17, N-0368 Oslo, Norway,

organisation NO 911 044 110,

(each a “Bank” and “Mandated Lead Arranger” and together the “Banks” and “Mandated Lead Arrangers”); and

(5)	DnB NOR BANK ASA of Stranden 21, N-0021 Oslo, Norway

(as the “Agent”).
1. DEFINITIONS

Affiliate:	means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Banking Day:	means a day upon which commercial banks are open for Transactions contemplated by this Agreement in Oslo and Copenhagen.

Business Day	has the meaning defined in the Master Repurchase Agreements.

Commitment:	means in relation to each Bank, an amount in USD equivalent to each Bank’s share of the Facility Amount.

Confirmation:	has the meaning defined in the Master Repurchase Agreements.

Default Notice	Means a written notice served under Clause 10 of this Agreement stating that an event shall be treated as an Event of Default for the purposes of this Agreement.

ECB:	means the European Central Bank; the central bank for Europe’s single currency, the euro; a legal personality under public international law, which legal basis for the single monetary policy is the Treaty on the European Union 92/C 191/01 establishing the European Community and the Statute of the European System of Central Banks and of the European Central Bank.

Eligible Securities:	means

(a) FRNs with a maximum maturity of 5 years and a minimum S&P, Moody’s or Fitch rating of AA (or such other rating being equivalent thereto) subject to such securities being eligible as collateral in ECB or Norges Bank, or

(b) Residential Mortgage Backed Securities with a maximum WAL of 5 years and a S&P, Moody’s or Fitch rating of AAA (or such other rating being equivalent thereto) subject to such securities being eligible as collateral in the ECB.

Event of Default	Has the meaning defined in Clause 10 of this Agreement.

Facility:	Means this committed buy/sell back facility.

Facility Amount:	means USD 4,000,000,000.

Facility Availability Period:	means the period commencing on the Facility Commencement Date and ending on the Facility Termination Date.

Facility Commencement Date:	means the date that this Agreement has been signed by all the parties.

Facility Document:	means this Agreement; the Master Repurchase Agreements; and any other document designated in writing as such by the Company and the Agent acting for and on behalf of all the Banks.

Facility Termination Date:	means the date falling 364 days from the Facility Commencement Date.

Fitch:	means Fitch Ratings Ltd., a wholly owned subsidiary of Fimalac SA., or any successor to its rating agency function.

FRN:	means floating-rate note, a note with a variable interest rate.

Funding Request Notice:	means a request substantially in the form of Exhibit 2 of this Agreement to be sent to the Agent (with an immediate e-mail copy to each of the Banks, according to the provisions of Clause 4 of this Agreement.

Holding Company:	of any other person, means a company in respect of which that other person is a Subsidiary.

Illegality Event	has the meaning set forth in Clause 9 of this Agreement.

Libor:	means in relation to any sum in USD for any Transaction, the London Inter Bank Offered Rate in respect of USD for the period equal to the tenor of that Transaction as quoted on Page BBAM on the Bloomberg Service (or such other page as may replace Page BBAM on that service) as of 11:00 am London time, on the date on which it is to be determined; or if there is no period equal to the tenor of that Transaction quoted on Page BBAM, the interpolated rate of the rates so quoted for the periods shorter and longer than the tenor of that Transaction.

Majority Banks:	means Banks representing more than 66 2/3 % of the outstanding amounts under the Facility from time to time, or, if no principal amount is outstanding hereunder at that time, Banks representing more than 66 2/3 % of the Facility Amount from time to time.

Margin Ratio:	has the meaning defined in the Master Repurchase Agreements.

Market Value:	has the meaning defined in the Master Repurchase Agreements.

Master Repurchase Agreements:	means the TBMA/ISMA Global Master Repurchase Agreements (2000 Version) each including Annex I, Annex II, Buy/Sell Back Annex and Annex III (Commitment Annex) (substantially in the forms enclosed as Exhibit 3 of this Agreement) entered into between the

Company and each of the Banks.

Moody’s:	means Moody’s Investor Services Inc., or any successor to its rating agency function.

Norges Bank:	means the central bank of Norway; a separate legal entity owned by the state of Norway; performing activities regulated by Act no. 28 of 24 May 1985 relating to Norges Bank and the monetary system (the “Norges Bank Act”).

Pricing Rate:	has the meaning defined in the Master Repurchase Agreements.

Purchase Date:	has the meaning defined in the Master Repurchase Agreements.

Purchase Price:	has the meaning defined in the Master Repurchase Agreements.

Repurchase Date:	has the meaning defined in the Master Repurchase Agreements.

Repurchase Transaction:	has the meaning defined in the Master Repurchase Agreements.

S&P:	means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc., or any successor to its rating agency function.

Subsidiary:	means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and "control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Term:	has the meaning defined in the Master Repurchase Agreements.

Transaction:	means a Buy/Sell Back Transaction as defined in the Master Repurchase Agreements.

USD	means US Dollars, the lawful currency for the time being of the United States of America.

WAL	means weighted average life.

2. THE FACILITY
Subject to, and on the terms and conditions of this Agreement and the Master Purchase Agreements, the Banks confirm their commitment to make available to the Company a committed buy/sell back facility equal to the Facility Amount.
During the Facility Availability Period the Company may request funding under the Facility by delivery to the Agent of a duly completed Funding Request Notice as set out in Clause 4 (Funding Request Notice) below. If the conditions set out in this Agreement have been met, each Bank agrees to make its participation in each such funding available in an amount not to exceed its respective Commitment through each of the Banks, separately, by entering into Buy/Sell Back Transactions and thereby purchasing pursuant to its respective Master Repurchase Agreement securities qualifying as Eligible Securities.
The Company shall apply the funding for general working capital purposes. The Company may utilise the Facility on a revolving basis, such that any amount “repaid” may be “redrawn” by the Company during the Facility Availability Period. The Banks shall participate in the Facility, in each funding under the Facility and in the purchase of the types and proportions of the Eligible Securities which are the subject of the Transactions to be entered into pursuant to a funding request, on a pro-rata and several basis equal to its respective share of the Facility Amount as listed in Exhibit 1 to this Agreement. No Bank shall have the amount of its participation increased or reduced as a result of the failure of any other Bank to provide the amount of its participation.
3. MAIN TERMS OF THE REPURCHASE TRANSACTIONS
The maximum Term of any Transaction under the Repurchase Master Agreement shall be ninety (90) days. No Transaction shall have a Repurchase Date falling after the Facility Termination Date.
The Purchase Price of any Transaction shall be in USD and the Pricing Rate shall be Libor plus [*] % per annum.
The minimum Purchase Price of each Transaction shall be USD 10,000,000 and the Purchase Price shall be an integral multiple of USD 1,000,000.
The Margin Ratio for each Transaction shall at any time be [*] % in respect of any and all Eligible Securities. Thus the Market Value of the Eligible Securities to be transferred shall be at least equal to [*] % of the Purchase Price. Margin maintenance shall take place in accordance with paragraph 4 of the relevant Master Repurchase Agreement.
The Company may upon ten (10) Banking Days prior written notice to the Agent request termination of any Transaction subject, in respect of each Transaction, to prior written agreement by the Agent, acting on behalf of and with the consent of all the Banks.
4. FUNDING REQUEST NOTICE
The Company shall when requesting funding under the Facility provide the Agent with a duly completed irrevocable written Funding Request Notice substantially in the form of Exhibit 2 attached hereto.
Such Funding Request Notice shall be delivered to the Agent by the Company not later than 10.00 a.m. Oslo Time on each proposed Purchase Date.
Upon receiving such funding request from the Company, the Agent shall promptly give notice to each Bank hereunder and specify each of the Banks’ participation in the funding request, the Eligible Securities to be purchased by each of the Banks and the Purchase Price.

After receiving such notice from the Agent each of the Banks shall separately enter into a Buy/Sell Back Transaction with the Company under its Master Repurchase Agreement representing its specified pro-rata share of the transaction requested by the Company in the Funding Request Notice.
Each Bank shall separately provide a Confirmation to the Company of any Buy/Sell Back Transaction completed. Each Bank shall also provide a copy of such Confirmation to the Agent.
5. CONDITIONS PRECEDENT
The Banks’ obligations above are subject to the following conditions being satisfied:
A. the Agent shall have received not less than five (5) Banking Days prior to the first Funding Request Notice the following in form and content satisfactory to it:
i.	a counterpart of this Agreement duly signed on behalf of the Company and each of the Banks, the Mandated Lead Arrangers and the Agent;

ii.	a counterpart of each of the Master Repurchase Agreements between each of the Banks and the Company duly signed on behalf of the parties thereto;

iii.	a company certificate evidencing that the Company is duly registered as a public limited liability company;

iv.	a copy of the Company’s articles of association;

v.	a copy of the resolution of the board of directors of the Company approving the execution and performance by the Company of this Agreement and the Master Repurchase Agreements and specifying the persons authorised to sign this Agreement and the Master Repurchase Agreements and any relevant Funding Request Notices, Confirmations etc. on its behalf;

vi.	legal opinion(s) from the Company’s counsel in form and with a content satisfactory to the Banks addressing questions of circumstances of relevance to the Facility or the Master Repurchase Agreements, including but not limited to a legal opinion on the Company’s capacity and authority in respect of entering into as well as the validity and enforceability of the Master Repurchase Agreements.
B. The obligations of the Banks to enter into Transactions under the Master Repurchase Agreements are subject to the further conditions precedent that on the Purchase Date of any Transaction:
vii.	the Company has confirmed to the Agent acting for and on behalf of the Banks that it is in compliance with the terms of this Agreement and that no Default (as defined in the Master Repurchase Agreements), Tax Event (as described in paragraph 11 of the Master Repurchase Agreements) or Illegality Event has occurred and is outstanding or would result from the Transaction

viii.	the Agent has notified each of the Banks of the Purchase Price to be paid by it as a Buyer (as defined in each Bank’s respective Master Repurchase Agreement with the Company) and the Eligible Securities to be delivered to it under the relevant Transaction;

ix.	the representations and warranties made, repeated or deemed to be repeated under paragraph 9 of the Master Repurchase Agreements and under Clause 8 of this Agreement are correct in all material respects;

x.	no Default (as defined in the Master Repurchase Agreements), Tax Event (as described in paragraph 11 of the Master Repurchase Agreements) or Illegality Event is outstanding or would result from the Transaction; and

xi.	the Purchased Securities (as defined in the Master Repurchase Agreements) qualify as Eligible Securities.

xii.	the minimum Purchase Price of the Transaction is USD 10,000,000 and the Purchase Price is an integral multiple of USD 1,000,000.
C. the Agent shall have received not later than 10:00 a.m. Oslo time on each proposed Purchase Date an irrevocable written Funding Request Notice substantially in the form of Exhibit 2 attached hereto.
6. CANCELLATION OF UNDRAWN AMOUNTS BY THE COMPANY
The Company may cancel any undrawn amount of the Facility Amount in whole or in part (but if in part, in minimum amounts of USD 10,000,000 and integral multiples of USD 1,000,000) by giving not less than ten (10) Banking Days irrevocable prior written notice of such cancellation to the Agent. Any cancellation in part will be applied against the Commitment of each Bank pro rata.
7. REPRESENTATIONS AND WARRANTIES
In addition to the representations and warranties set forth in the Master Repurchase Agreements, the following representations and warranties are made by the Company to the Agent and the Banks upon entering into this Agreement and such representations and undertakings shall be deemed to be repeated in accordance with paragraph 9 of the Master Repurchase Agreement on the date of each Funding Request Notice, on each Purchase Date and on each Repurchase Date in each case by reference to the circumstances then existing:
(i) it is duly formed and validly existing under the laws of Norway and has the power and has obtained all necessary consents for the execution and performance of this Agreement;
(ii) this Agreement constitutes, and those of the Master Repurchase Agreements will upon execution constitute legal valid, binding and enforceable obligations of the Company, and the execution and performance of this Agreement and the Master Repurchase Agreements do not and will not contravene any applicable law, order, regulation or restriction of any kind, including contractual restrictions, binding on the Company;
(iii) it is not to the best of its knowledge (having made reasonable enquiries) in default under any other agreement to which it is a party, nor is it to the best of its knowledge (having made reasonable enquiries) in default in respect of any financial commitment or obligation, and entering into this Agreement and the Master Repurchase Agreements will not result in any breach of any terms of any other material agreements or financial commitment;
(iv) all authorisations required or advisable in connection with the entry into, performance, validity and enforceability of this Agreement and the Master Repurchase Agreements and the Transactions contemplated herein have been obtained or effected and are in full force and effect;
(v) it is not necessary under the laws of its jurisdiction of organization:

(a) in order to enable the other party to enforce its rights under any Facility Document; or
(b) by reason of its execution of any Facility Document or the performance by it of its obligations under any Facility Document, that it should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of organization;
(vi) the entry into and performance by the Company of, and the transactions contemplated by this Agreement and the Master Repurchase Agreements do not and will not result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any such agreement or document;
(viii) the Company is not party to, nor is it aware of any (nor any pending or threatened) actions, suits or proceedings which are reasonably likely to be adversely determined and, if so adversely determined, would adversely affect its ability to perform its obligations under this Agreement and each of the Master Repurchase Agreements;
(ix) the Company’s payment obligations under this Agreement and under the Master Repurchase Agreements rank at least pari passu with all other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law;
(x) the entry into this Agreement as well as any Master Repurchase Agreement and the performance by the Company of its obligations under each of this Agreement and any Master Repurchase Agreement does not and will not breach any negative pledge, non-disposal covenant or other restriction binding on the Company.
The Company undertakes to the Agent and the Banks that during the Facility Availability Period and/or so long as any part of the Facility Amount is being utilised it will promptly inform the Agent on behalf of the Banks of any occurrence of which it becomes aware which in its reasonable opinion might adversely affect its ability to perform its obligations hereunder or under any of the Master Repurchase Agreements or constitute an event of default under this Agreement or any Master Repurchase Agreement;
The Company furthermore agrees that it will deliver to the Agent, acting for and on behalf of the Banks, the following documents by the dates indicated below:

Form/Document/Certificate	Date by which to be delivered
The audited annual financial statements of the Company.	Without undue delay upon such information becoming available but in any event within 120 days after the end of the relevant financial period.

The audited (or, to the extent audited accounts are not produced, unaudited) semi-annual and quarterly financial statements of the Company.	Without undue delay upon such information becoming available but in any event within 60 days after the end of the relevant financial period.

Such information about the Company’s business and financial condition and any document, form or certificate as each of the Banks may reasonably require to the extent that delivery by the Company to the Banks is not prohibited by law or regulation.
Upon request from any of the Banks.

8. FEES AND EXPENSES
In addition to any payment obligations under the Master Repurchase Agreements the Company shall pay the following fees and expenses to the Mandated Lead Arrangers, the Banks and the Agent as specified:
1.	to each Bank, on the Facility Commencement Date, an up-front fee in USD equal to [*] % of each Bank’s Commitment;

2.	to the Banks, from (and including) the Facility Commencement Date to (and including) the Facility Termination Date a commitment fee in USD computed at a rate equal to [*] % p.a. in respect of the unutilised and uncancelled portion of the Facility Amount and calculated on the basis of the actual number of days elapsed and a year of 360 days; such commitment fee to be payable quarterly in arrears commencing on the date three (3) Months after the Facility Commencement Date and thereafter on the last day of each successive period of three (3) months and on the Facility Termination Date and on the cancelled amount of the Commitment at the time any other cancellation takes effect in respect of the Commitment and to be distributed among the Banks in proportion to the Share of Commitment of each Bank, as set forth in Exhibit 1 of this Agreement;

3.	to the Agent (for its own account), the Company shall pay an agency fee in the amount and at the times agreed in the Fee Letter;

4.	to the Mandated Lead Arrangers, the Company shall pay an arrangement fee in the amount agreed in the Fee Letter;

5.	upon demand, all reasonable “out of pocket” expenses incurred by the Agent and the Banks in connection with the preparation, execution or in connection with the preservation or enforcement of any rights hereunder.
The Agent shall monitor and calculate the fees due under this Clause 8 (1), (2), (3) and (4) and shall instruct the Company to pay such fees directly to each of the Banks in accordance with their relative participation in the Facility as listed in Exhibit 1 of this Agreement.
9. EVENTS OF DEFAULT
The Banks and the Agent, acting for and on behalf of the Banks, may without notice terminate this Agreement if any of the following events (each an “Event of Default”) occurs:
1.	if an Event of Default (as defined in the Master Repurchase Agreements) occurs under any of the Master Repurchase Agreements; or

2.	if the Company fails for more than 10 days to pay any sum due under this Agreement on the due date or fails for a period of 30 days to comply with any other obligation under this agree and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

3.	if any representation made by the Company in this Agreement or in any notice, certificate or statement delivered or made pursuant hereto proves to have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

4.	if any indebtedness in respect of borrowed money or guarantee liabilities of the Company is not paid when due (after any applicable grace periods) or becomes due prior to the specified payment date by reason of default and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

5.	if a distress or other execution is levied upon or against any substantial part of the assets of the Company and is not discharged within thirty (30) days and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

6.	if the Company is unable or admits in writing its inability to pay its lawful debts as they mature, or makes a general assignment for the benefit of its creditors and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

7.	if any proceedings are commenced in or any order or judgment is given by any court for the liquidation, winding-up or reorganisation of the Company or for the appointment of a receiver, trustee or liquidator of the Company or all or any part of its assets (save for the purpose of amalgamation or reorganisation not involving insolvency, the terms of which shall have received the prior written approval of the Agent acting on behalf of the Banks) and is not discharged within thirty (30) days and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

8.	if the Company ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its assets or the same are seized or appropriated for any reason and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company; or

9.	if any consent required for the performance by the Company of its obligations hereunder is revoked or is otherwise modified in a manner unacceptable to the Agent and any of the Banks or the Agent, acting for and on behalf of the Banks, serves a Default Notice on the Company.
Any termination pursuant to this Clause 9 (1) — (10) above by one or more of the parties shall in itself constitute an Event of Default giving the remaining parties the right to terminate this Agreement.
The Banks and the Agent, acting for and on behalf of the Banks, may furthermore without notice terminate this Agreement if it becomes unlawful, as a result of the introduction of or change in law or regulation (including any change in its official interpretation or application) after the date of this Agreement, in any relevant jurisdiction for a Bank to maintain its Commitment or for a Bank to fund or maintain a Transaction (which party will be the Affected Party), then (the occurrence of such unlawfulness being an “Illegality Event”):
(i) the Affected Party must notify the non-Affected Parties of the illegality;
(ii) following such notification, the Commitment of the Affected Party shall immediately and automatically be cancelled; and
(iii) within 5 Business Days following such notification, the Company shall pay to the Affected Party the Repurchase Price (as defined in the Master Repurchase Agreement between the Affected Party and the Company) under each outstanding Transaction together with all other amounts payable by the Company to the Affected party under the Agreement and the Affected Party shall transfer to the Company Equivalent Securities together with all other amounts payable by the Affected Party to the Company under the Agreement which the Affected Party would have been obliged to transfer if the Repurchase Date for all the relevant Transactions was advanced to that date
10. ROLE OF THE AGENT AND OTHER PARTIES
Each Bank appoints the Agent to act as its agent under and in connection with the Facility Documents.Each Bank authorises the Agent to exercise such rights, powers, authorities and discretions specifically delegated to it under or in connection with the Facility Documents together with all such rights, powers and authorities as are reasonably incidental thereto.The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall impose on the Agent any duties or obligations other than those for which express provision is made herein.The Agent shall promptly advise each Bank of any notice received by it from the Company and shall promptly forward to each Bank the original or a copy of any document which is delivered to the Agent for that Bank by the Company. The Agent shall not be under any obligation towards any Bank to ascertain or enquire as to the performance or observance of any of the terms or conditions of this Agreement or of the Master Repurchase Agreements to be performed or observed by any other party hereto or thereto.Each Bank shall indemnify, to the extent not reimbursed by the Company, the Agent rateably according to its Commitment against any loss, expenses (including legal fees) or liability (except such as results from the Agent’s own gross negligence or wilful misconduct), which the Agent may suffer or incur in connection with the implementation, administration or enforcement of this Agreement or any Master Repurchase Agreement.In performing its duties and exercising its powers hereunder the Agent will be entitled to rely on:(i) any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent and signed; and (ii) the opinions and statements of any professional advisers selected by it in connection herewith, and the Agent shall not be liable to any other party hereto for any consequence of any such reliance.The Agent takes no responsibility for the truth of any representations made herein or for the adequacy or enforceability of this Agreement and neither the Agent (except in the case of gross negligence or wilful misconduct) nor any of its directors, officers or employees shall be liable for any action taken or omitted by it or any of them. Each Bank acknowledges that it has taken and will take such independent action and make such investigations as it deems necessary to inform itself as to the financial condition and affairs of the Company.
Each Bank shall be responsible for making its own assessment of the financial condition and affairs of the Company in connection with the making and continuance of the funding under this Agreement and has made its own appraisal of the creditworthiness of the Company.
Unless a contrary indication appears in a Facility Document, the Agent shall
(i)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.
Unless a contrary indication appears in a Facility Document, any instructions given by the Majority Banks will be binding on all parties.
The Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
In the absence of instructions from the Banks the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Facility Document.
Except as specifically provided in the Facility Documents the Mandated Lead Arrangers have no obligation of any kind to any other party in connection with any Facility Document.
The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other parties and the Company.
Alternatively the Agent may resign by giving notice to the other parties and the Company, in which case the Majority Banks (after consultation with the Company) may appoint a successor Agent.
If the Majority Banks have not appointed a successor Agent within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Facility Documents.
The Agent’s resignation notice shall only take effect upon the appointment of a successor.
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Facility Documents. Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.
After consultation with the Company, the Majority Banks may, by notice to the Agent, require it to resign. In this event, the Agent shall resign as set out above.
In acting as agent for the parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have received notice of it.
11. NOTICES
Any notice under this Agreement to the Agent and the Banks shall be in writing and may be given or made by letter or facsimile with an immediate e-mail copy to the respective addresses of the Agent and the Banks as listed in Exhibit 1 hereto. Notices to the Company may be given or made by letter or facsimile to Eksportfinans ASA, Dronnings Mauds gate 15, N-0250 Oslo, Facsimile no. 22 01 22 02, Attn: Back Office/Internbanken, with an immediate e-mail copy to back@eksportfinans.no. Any communication by facsimile or e-mail from the Company to the Agent shall be confirmed by letter if so requested by the Agent. No failure or delay on the part of the Agent or the Banks to exercise any power or right under this Agreement or the Master Repurchase Agreement shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

12. THIRD PARTY RIGHTS
No person shall have any right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.
13. GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed in accordance with English law.
For the benefit of the Agent and each Bank the Company agrees that the courts of England have jurisdiction to settle any disputes in connection with this Agreement, and the Company accordingly irrevocably submits to the non-exclusive jurisdiction of the English courts. Nothing in this Clause shall limit the right of the Agent or any Bank to start proceedings against the Company in any other court of competent jurisdiction.
In the event of any inconsistencies between this Agreement and the Master Repurchase Agreements, this Agreement shall prevail.
The Parties Appoint the persons identified in Exhibit 1 hereto as its agent to receive on its behalf service of process in such courts. If such person ceases to be its agent, Party A shall promptly appoint, and notify the other parties of the identity of, a new agent in England.

EXHIBIT 1
The Banks, their share of ownership of the Company and their Commitment under the Facility:

		SHARE OF	SHARE OF
Banks	ADDRESS FOR NOTICES	OWNERSHIP	COMMITMENT	COMMITMENT		Process Agent, cf.
DnB NOR Bank ASA	DnB NOR Bank ASA Stranden 21 N-0021 Oslo Norway Attn: Loan Administration Facsimile: +47 22 31 86 43 E-mail: erik.brakke@dnbnor.no, sindre.noss@dnbnor.no and asmund.midttun@dnbnor.no	40.00%	56.10%	USD	2,244,039,270.69	DnB NOR Bank London Branch 20 St. Dunstan’s Hill London EC3R 8HY

Nordea Bank Norge ASA	Nordea Bank Norge ASA Middelhunsgate 17 N-0368 Oslo Norway Attn: Petter Ivar Germundson Facsimile: +47 22 56 82 25 E-mail: petter.ivar.germundson@nordea.com	23.21%	32.55%	USD	1,302,103,786.82	Nordea Bank Finland Plc, London Branch 8th floor, City Place House 55 Basinghall Street GB-London EC2V 5NB

Danske Bank A/S	Danske Bank A/S Holmens Kanal 2-12 DK-1092 Copenhagen K Denmark Attn: Specialised Credits (4754) and Danske Markets Legal (4676) Facsimile: +45 45 12 87 22 E-mail: specialisedcredits@ danskebank.dk and 4676legal@danskebank.dk	8.09%	11.35%	USD	453,856,942.50	Danske Bank A/S London Branch 75 King Williams Street London EC4N 7DT

Total		71.30%	100.00%	USD	4,000,000,000.00

Other		28.70%

EXHIBIT 2
Form of Funding Request Notice

From:	Eksportfinans ASA

To:	DnB NOR Bank ASA as Agent on behalf of the Banks

Attention:	Loan Administration

Facsimile:	+47 22 31 86 43

E-mail:	[ ]
Date:
Dear Sirs,
USD 4,000,000,000 Committed Buy/Sell Back Facility Agreement (the “Agreement”) dated [DD Month] 2008 — Funding Request Notice
We refer to the Agreement made between inter alia ourselves as Company and DnB NOR Bank ASA as Agent. Terms defined in the Agreement shall have the same meaning in this funding request notice.
We hereby give you irrevocable notice that pursuant to the Agreement we request funding upon the terms and subject to the conditions contained therein through the sale of Securities pursuant to the following suggested terms (as defined in the Master Repurchase Agreement):
•	Purchased Securities [state type[s] and nominal value[s]:

•	CUSIP, ISIN, or other identifying number[s]:

•	Purchase Date:

•	Purchase Price:

•	Repurchase Date:

•	Pricing Rate:

•	Sell Back Price:

•	Seller’s Bank Account[s] Details:
We await each Bank’s Confirmation of the Buy/Sell Back Transaction entered into with the Company.
We confirm that Eksportfinans ASA is in compliance with the undertakings of the Agreement and that as of today no event has occurred, which with or without notice and/or lapse of time would constitute an Event of Default under the Agreement or the Master Repurchase Agreements, a Tax Event (as described in paragraph 11 of the Master Repurchase Agreements) or an Illegality Event (as defined in paragraph 9 of the Agreement).

In the event that funding does not take place on the aforementioned date, by reasons beyond the control of the Agent and/or the Banks, we hereby undertake to reimburse you as Agent and each of the Banks for any and all costs incurred, including but not limited to interest.A copy of this funding request notice has also been sent by e-mail to erik.brakke@dnbnor.no, sindre.noss@dnbnor.no and asmund.midttun@dnbnor.no.

Yours faithfully for and on behalf of

(authorised officer)

EXHIBIT 3
The Master Repurchase Agreement(s)

SIGNATORIES

The Company

EKSPORTFINANS ASA

By
Name in block letters
Title
The Mandated Lead Arrangers

DnB NOR BANK ASA

By
Name in block letters
Title

DANSKE BANK A/S
By
Name in block letters
Title
NORDEA BANK NORGE ASA

By
Name in block letters
Title

The Banks

DnB NOR BANK ASA

By
Name in block letters
Title
DANSKE BANK A/S

By
Name in block letters
Title
NORDEA BANK NORGE ASA

By
Name in block letters
Title
The Agent

DnB NOR BANK ASA

By
Name in block letters
Title